AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of the last date on the signature block, to the Transfer Agent Servicing Agreement, dated as of April 6, 2011, as amended (the "Agreement"), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Kensington Managed Income Fund, Kensington Dynamic Growth Fund, and Kensington Active Advantage Fund and to add the corresponding fee schedule to the Agreement; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

    NOW, THEREFORE, the parties agree as follows:

1.    Exhibit BB is hereby added to the Agreement and attached hereto effective on March 16, 2022.
2.The Kensington Active Advantage Fund is added to the agreement effective on March 16, 2022.
3.The Kensington Managed Income Fund and Kensington Dynamic Growth Fund are added to the agreement effective on May 20, 2022.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES		U.S. BANK, N.A.
By:	/s/ Brian Wiedmeyer	By:	/s/ Michael D. Barolsky
Name:	Brian Wiedmeyer	Name:	Michael D. Barolsky
Title:	President	Title:	Senior Vice President
Date:	3/15/2022	Date:	3/15/2022

Exhibit BB to the Managed Portfolio Series Fund Accounting Agreement

Name of Series

Kensington Managed Income Fund
Kensington Dynamic Growth Fund
Kensington Active Advantage Fund

Transfer Agent, Shareholder & Account Services Fee Schedule
Annual Service Charges to the Fund*
▪Base Fee per CUSIP            $[ ] for the first CUSIP in each Fund
$[ ] each additional class
▪Direct Open Accounts            $[ ] per open account
▪Closed (zero balance) Accounts         $[ ] per closed account
Annual Basis Point Fee per Fund Complex
[ ] basis points

Services Included in Annual Basis Point Fee
▪Telephone Calls
▪Voice Response Calls
▪Manual Shareholder Transaction & Correspondence
▪Omnibus Account Transaction
▪Daily Valuation/Manual 401k Trade
▪NSCC System Interface
▪Short-Term Trader Reporting – Software application used to track and/or assess transaction fees that are determined to be short-term trades.
▪Excessive Trader – Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.
▪12b-1 Aging – Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age.
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor statements, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings, electronic document archiving.
Additional Services (Not needed unless you have direct shareholders)
Additional services not included above shall be mutually agreed upon at the time of the service being added. Digital Investor shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting, investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, CUSIP setup, CTI reporting, sales reporting & Rule 22c-2 reporting (MARS), electronic statements (Informa), EConnect Delivery, Shareholder Call review analysis, statement support, Mutual Fund Profile II services, dealer/fund merger events, NAV reprocessing, voluntary state withholdings and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.

Kensington Asset Management
By:	/s/ William Bower
Name:	William Bower
Title:	Executive Director
Date:	3/14/2022
3